EXHIBIT 99.1

Contact:	Joel S. Marcus
Chief Executive Officer
Alexandria Real Estate Equities, Inc.
(626) 578-9693

Alexandria Real Estate Equities, Inc.

Announces

$350 million offering of convertible notes due 2027

PASADENA, CA. — January 9, 2007 — Alexandria Real Estate Equities, Inc. (NYSE:ARE) announced today that it has commenced a private offering, subject to market conditions, of $350 million aggregate principal amount of convertible notes due 2027, plus up to an additional $52.5 million aggregate principal amount of notes that may be issued at the option of the initial purchasers within 30 days of the initial issuance of the notes.  The notes will be unsecured obligations of the Company, convertible into cash and, if applicable, shares of the Company’s common stock.  The interest rate, conversion rate and other terms of the notes will be determined by negotiations between the Company and the initial purchasers of the notes. The Company expects the net proceeds from this offering will be used to reduce the outstanding balance on our unsecured line of credit. The Company may then borrow from time to time under our unsecured line of credit to provide funds for general working capital and other corporate purposes, including the acquisition of additional life science properties and the redevelopment and development of existing or new properties.

The notes will be sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).  The notes and any Company common shares that may be issued upon conversion of the notes have not been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.  This press release is issued pursuant to Rule 135c under the Securities Act and shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

This press release contains forward-looking statements within the meaning of the federal securities laws. The Company’s actual results might differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the Company’s Form 10-K Annual Report and other periodic reports filed with the Securities and Exchange Commission.

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